Exhibit 99.1

News Release NYSE:NOR

Investor/Media Contact:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Company Reports Loss of $1.55 Per Share in 2003 Versus Loss of 79 Cents in 2002

Company Reports Significant Liquidity Challenges

SIOUX FALLS, S.D. – August 14, 2003 – NorthWestern Corporation (NYSE:NOR) today reported a consolidated loss on common stock of $57.8 million, or $1.55 per diluted share, for the second quarter ended June 30, 2003, compared with a consolidated loss on common stock of $21.4 million, or 79 cents per diluted share, in the same period last year.

Results in the second quarter of 2003 were adversely affected by an asset impairment charge of $12.4 million related to the Company’s investment in the Montana First Megawatts generation project, an $11.7 million increase in operating expenses, primarily due to increased legal and other professional services and employee benefit costs, an $11.2 million increase in interest expenses and a $6.2 million write-off associated with a final order from the Montana Public Service Commission (MPSC) disallowing the recovery of some natural gas costs the Company incurred last year and in the first quarter of 2003.

During the second quarter of 2003, NorthWestern implemented a process to sell its interest in Expanets, the Company’s communications services business, and Blue Dot, the Company’s heating, ventilation and air conditioning business, and other noncore subsidiaries as part of its announced turnaround plan.  In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” results from those subsidiaries were reported as discontinued operations for the three months and six months ended June 30, 2003.

As a result, for the second quarter of 2003, NorthWestern reported a loss from its continuing operations of $44.8 million, or $1.20 per share, compared with a loss of $6.4 million, or 24 cents

– More –

NorthWestern Reports Second Quarter Financial Results

Aug. 14, 2003

per share, in the same period from continuing operations in 2002.  For the second quarter of 2003, the Company recorded a loss of $13.0 million, or 35 cents per share, from discontinued operations, compared with a loss of $15.0 million, or 55 cents per share, from discontinued operations in the same period in 2002.

For the first six months of 2003, the Company reported a consolidated loss on common stock of $47.9 million, or $1.28 cents per diluted share, compared with a consolidated loss on common stock of $73.8 million, or $2.69 per diluted share, in the same period in 2002.  Results from continuing operations for the first six months of 2003 were a loss of $51.1 million, or $1.37 per share, compared with a loss of $14.1 million, or 51 cents per share, in the same period in 2002.  Discontinued operations reported income on common stock of $3.2 million, or 9 cents per share, in the first half of 2003, compared with a loss of $59.8 million or $2.18 cents per share in the same period in 2002.

Revenues from continuing operations in the second quarter of 2003 were $235.5 million, a   32.7 percent increase, compared with $177.4 million in the same quarter in 2002.  Revenues primarily increased during the quarter due to higher recovered natural gas and electricity supply costs including the sale of surplus energy.  For the first six months of 2003, revenues were $524.3 million, compared with $353.5 million in the first six months of 2002.  Results in 2002, included only five months of Montana utility operations.

Cash Position Update

As of June 30, 2003, cash and cash equivalents were $50.5 million, compared with $25.1 million as of June 30, 2002.  Cash flows used in continuing operating activities during the six months ended June 30, 2003, were $86.3 million, compared to cash provided by continuing operations of $106.8 million during the six months ended in June 30, 2002.  Due in part to the recent downgrades of credit ratings, the Company has experienced reduced vendor credit terms which have contributed to $57.6 million in cash used by changes in operating assets and liabilities during the six months ended June 30, 2003.

NorthWestern reported that if the Company is unable to generate cash from additional funding sources or proceeds from the sale of noncore assets, then the amount of cash being generated from its continuing operations may not be sufficient to sustain current and anticipated interest payments, capital expenditures and working capital requirements, which have risen significantly due to reductions in trade credit demanded by vendors, additional professional and other fees related to the Company’s turnaround plan and certain stockholder and derivative litigation.  Interest payment obligations of approximately $39 million are due in September 2003 with respect to outstanding indebtedness. The Company has the ability to defer $31 million in interest payments due on Sept. 15, 2003, for up to 30 days.  The Company also owes approximately $38 million in property taxes in Montana, which are due by the end of November 2003.

In light of NorthWestern’s current liquidity situation, the Company has reviewed its debt instruments for default and cross-default provisions that would occur if it is unable to meet interest payments and tax obligations.  The Company has reclassified approximately $1.2 billion of long-term debt to current maturities of long-term debt on its balance sheet as of June 30, 2003, based on the amount of debt that would become due under the various default and cross-default provisions of our debt instruments.

The Company is currently seeking a new working capital facility, however, there are no assurances that the Company will be able to consummate this or any similar financing.   NorthWestern has retained a financial restructuring firm to assist the Company in implementing its turnaround plan.  If the Company is unable to obtain funds to address its immediate liquidity needs or to effectuate the Company’s turnaround plan, which will require significantly reducing debt, restructuring debt and generating cash from additional funding sources or proceeds from the sale of noncore assets, then the Company may be required to seek protection under the U.S. Bankruptcy Code.  NorthWestern said it cannot predict when a bankruptcy filing, if any, would be made, but it could occur in the near term.

Results from Continuing Utility Operations

NorthWestern’s core electric and natural gas utility operations reported operating income of $25.8 million for the three months ended June 30, 2003, compared with operating income of $29.1 million in the same period in 2002.  Results during the second quarter were adversely affected by a write-off associated with an order from the Montana Public Service Commission disallowing the recovery of $6.2 million of actual natural gas costs the Company incurred during the past year.  NorthWestern has filed suit in Montana District Court seeking to overturn the MPSC’s decision.  For the first six months of 2003, NorthWestern’s utility operations had operating income of $78.7 million, compared with $71.3 million in the first six months of 2002.  Results in the first six months of 2002 included five months of Montana utility operations.

Revenues in the second quarter of 2003 for NorthWestern’s electric and natural gas utility operations increased to $233.4 million, compared to $175.8 million in the same period in 2002.  Revenues increased primarily due to higher recovered electricity and natural gas supply costs and the sale of surplus energy.  Revenues for the first six months of 2003 were $519.6 million, compared with $351.2 million in the first six months of 2002.

Total sales of electricity increased to approximately 2.4 million megawatt hours during the second quarter of 2003, and were relatively unchanged from last year’s volumes during the second quarter.  Total sales of natural gas were approximately 9.6 million dekatherms in the second quarter of 2003, compared with approximately 10.3 million dekatherms sold in the same period in 2002.

Asset Sales Update and Results from Discontinued Operations

NorthWestern has engaged a financial advisor to assist the Company in selling Blue Dot and Expanets.  A private auction is being conducted for Blue Dot.  Although disposition of Blue Dot may be concluded in 2003, the Company does not anticipate receiving a material amount of net cash proceeds in excess of liabilities from the transaction.  NorthWestern is also seeking to sell Expanets and is attempting to conclude the transaction in 2003.  If successful in consummating the sale of Expanets, the Company hopes to receive net cash proceeds significantly in excess of liabilities to third parties.  Any final arrangements relating to the sale of Blue Dot or Expanets are subject to numerous legal, accounting, financial and business issues being resolved.

During the second quarter of 2003, NorthWestern consummated the sale of One Call Locators, Ltd., and received cash consideration of $6.6 million and a note receivable of $4.7 million.  The Company also sold the assets of NorthWestern Communications Solutions in July 2003 for $.2 million in cash and a note receivable of $.3 million.  The Company is attempting to sell other noncore assets.

Blue Dot reported operating income of $2.9 million in the second quarter of 2003, compared with operating income of $1.4 million in the second quarter of 2002.  Revenues for the second quarter were $115.0 million, compared with revenues of $117.8 million in the second quarter of 2002.  For the first six months of 2003, Blue Dot reported an operating loss of $1.4 million, compared with an operating loss of $2.7 million in the same period in 2002.  Revenues for the first half of 2003 were $226.2 million, compared with $212.3 million during the same period in 2002.  The operating results for the three and six months ending June 30, 2003, reflect the results of operations of 18 sold business locations through the date of sale.

During the second quarter of 2003, Expanets reported an operating loss of $6.8 million, compared with an operating loss of $18.6 million in the same period in 2002.  Revenues for the second quarter of 2003 were $162.1 million, compared with revenues of $191.4 million in the same period in 2002.  For the first six months of 2003, Expanets reported operating income of $14.4 million, compared to an operating loss of $45.8 million in the same period in 2002.  Results during the first six months of 2003 included a gain on debt extinguishment during the first quarter of 2003 of $27.3 million.  Revenues for the first six months of 2003 were
$328.7 million, compared with revenues of $370.6 million in the first half of 2002.

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 598,000 customers in Montana, South Dakota and Nebraska.  NorthWestern also has investments in Expanets, Inc., a leading nationwide provider of networked communications and data services to small and mid-sized businesses, and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements in this news release regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts, included or incorporated by reference herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. Factors that may cause such differences include but are not limited to:

(i)                                  if we are unable to address our significant and immediate liquidity challenges and effectively implement our turnaround plan, which will require significantly reducing our debt, restructuring our debt and generating cash from the additional funding sources or proceeds from the sale of noncore assets, then we will not have sufficient working capital to continue to fund our operations or service our substantial indebtedness and we may be required to seek protection under the U.S. Bankruptcy Code;

(ii)                              if we file for Bankruptcy protection, our creditors will be paid prior to our stockholders and our stockholders could lose their entire investment;

(iii)                          if we are unable to obtain the consent of our stockholders at our annual meeting to be held on August 26, 2003, to amend our certificate of incorporation to significantly increase the number of shares of common stock and preferred stock we may issue and to amend the terms of our preferred stock, then we will not be able to effectuate our turnaround plan and our ability to reduce our debt will be materially adversely affected;

(iv)                            if we default on certain covenants under the instruments governing our indebtedness, including our credit agreement, all or a significant portion of our outstanding indebtedness may be accelerated and we will not have sufficient working capital to satisfy those obligations;

(v)                                if our vendors continue to require additional credit support, including letters of credit and prepayments, or impose other constraints on normal trade credit, our liquidity will be materially adversely affected;

(vi)                            if plaintiffs receive a material monetary judgment against us greater than applicable insurance coverage or we become subject to other adverse judgments greater than applicable insurance coverage in the shareholder class action lawsuit relating to the disposition of the generating and energy-related assets by The Montana Power Company, excluding our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, together with ERISA litigation regarding The Montana Power Company ESOP and 401(k) plan, then our liquidity and financial condition will be materially adversely affected;

(vii)                        if plaintiffs receive a material monetary judgment against us greater than applicable insurance coverage or we become subject to other adverse judgment greater than applicable insurance coverage in existing shareholder and derivative litigation or in any additional litigation and regulatory action in connection with the restatement of our 2002 quarterly financial statements, our liquidity and financial condition will be materially adversely affected;

(viii)                    if we are unable to fully address and correct inadequacies or material weaknesses in our internal controls and to thereafter maintain an effective internal controls structure, our financial condition will be materially adversely affected;

(ix)                            if Expanets’ or Blue Dot’s business continues to be disrupted, including by the loss of key employees, customers and suppliers or reductions in liquidity, and the value of such businesses and their respective assets decline further as a result of our efforts to sell or dispose of such businesses or assets, and our limited ability to provide further funds to such businesses, then our ability to reduce debt with the proceeds of a sale of such businesses or assets will be adversely affected and we will not be able to implement our turnaround plan;

(x)                                we may become subject to additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators, including the recent final order of the Montana Public Service Commission (MPSC) disallowing the recovery of $6.2 million of natural gas costs we incurred during the past year, and an interim order fixing the recovery price during the next year, which has had and could continue to have a material adverse affect on our liquidity, results of operations and financial condition;

(xi)                            we may suffer unscheduled generation outages, maintenance or repairs which may reduce revenues or may require additional capital expenditures or other increased operating costs;

(xii)                        unanticipated changes in commodity prices or in fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, in combination with reduced availability of trade credit, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

(xiii)                    increases in interest rates will increase our cost of borrowing;

(xiv)                      if the rate of growth and economic conditions in our service territories decline, our operations and financial condition would be adversely affected;

(xv)                          adverse changes in general economic and competitive conditions in the markets in which we may compete may adversely affect our operations and financial condition; and

(xvi)                      certain other business uncertainties related to the occurrence of natural disasters, war, hostilities and the threat of terrorist actions may adversely affect our operations and financial condition.

We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption “Risk Factors” which is a part of the disclosure included in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Proxy Statements on Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in our reports on Forms 10-K, 10-Q and 8-K, Proxy Statements on Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this news release, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this news release or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent annual and periodic reports filed with the Commission on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF LOSS

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Operating Revenues	$235,529	$177,441	$524,252	$353,507

Cost of Sales	129,298	69,081	284,457	150,398

Gross Margin	106,231	108,360	239,795	203,109

Operating Expenses:
Operating, general and administrative	75,058	64,093	148,173	107,638
Impairment on assets held for sale	12,399	—	12,399	—
Depreciation	17,432	16,636	34,855	29,675
	104,889	80,729	195,427	137,313

Operating Income	1,342	27,631	44,368	65,796

Interest Expense	(39,584)	(28,373)	(81,181)	(49,184)
Loss on Debt Extinguishment	—	—	—	(20,688)
Investment Income and Other	1,380	(2,656)	1,155	(1,977)

Loss from Continuing Operations Before Income Taxes	(36,862)	(3,398)	(35,658)	(6,053)

Benefit (Provision) for Income Taxes	(464)	4,473	(501)	5,781

Income (Loss) from Continuing Operations	(37,326)	1,075	(36,159)	(272)

Discontinued Operataions, Net of Taxes and Minority Interests	(13,011)	(14,968)	3,214	(59,751)

Net Loss	(50,337)	(13,893)	(32,945)	(60,023)

Minority Interests on Preferred Securities of Subsidiary Trusts	(7,472)	(7,474)	(14,945)	(13,699)

Dividends on Preferred Stock	—	(48)	—	(96)

Loss on Common Stock	$(57,809)	$(21,415)	$(47,890)	$(73,818)

Average Common Shares Outstanding	37,397	27,397	37,397	27,397

Earnings (Loss) Per Average Common Share
Continuing operations	$(1.20)	$(0.24)	$(1.37)	$(0.51)
Discontinued operations	(0.35)	(0.55)	0.09	(2.18)
Basic	$(1.55)	$(0.79)	$(1.28)	$(2.69)

Continuing operations	$(1.20)	$(0.24)	$(1.37)	$(0.51)
Discontinued operations	(0.35)	(0.55)	0.09	(2.18)
Diluted	$(1.55)	$(0.79)	$(1.28)	$(2.69)

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2003	December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$50,489	$26,554
Restricted cash	55,734	28,039
Accounts receivable, net	105,215	118,005
Inventories	26,733	25,907
Regulatory assets	14,600	15,430
Other	49,247	32,873
Assets held for sale	30,000	42,665
Current assets of discontinued operations	245,082	275,549
Total current assets	577,100	565,022

Property, Plant and Equipment, Net	1,234,512	1,238,050
Goodwill	375,798	375,798

Other:
Investments	32,092	85,236
Regulatory assets	197,754	201,075
Other	68,073	51,438
Noncurrent assets of discontinued operations	139,557	164,970

Total assets	$2,624,886	$2,681,589

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt	$1,260,655	$25,909
Accounts payable	47,644	49,704
Accrued expenses	143,516	162,524
Regulatory liabilities	6,751	32,236
Current liabilities of discontinued operations	236,572	243,551
Total current liabilities	1,695,138	513,924

Long-term Debt	526,555	1,642,522
Deferred Income Taxes	—	202
Noncurrent Regulatory Liabilities	33,847	35,002
Other Noncurrent Liabilities	467,661	492,263
Noncurrent Liabilities and Minority Interests of Discontinued Operations	35,377	83,003
Total liabilities	2,758,578	2,766,916

Minority Interests	—	500
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	370,250	370,250

Shareholders’ Deficit:
Common stock, par value $1.75; authorized 50,000,000 shares; issued and outstanding 37,680,095 and 37,396,762	65,940	65,444
Paid-in capital	301,173	304,781
Treasury stock, at cost	—	(3,560)
Retained deficit	(866,495)	(818,605)
Accumulated other comprehensive loss	(4,560)	(4,137)
Total shareholders’ deficit	(503,942)	(456,077)
Total liabilities and shareholders’ deficit	$2,624,886	$2,681,589

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended June 30
	2003	2002
Operating Activities:
Net loss	$(32,945)	$(60,023)
Items not affecting cash:
Depreciation	34,855	29,675
Gain (Loss) on discontinued operations, net of taxes	(3,214)	59,751
Loss on debt extinguishment	—	20,688
Deferred income taxes	(202)	2,847
Impairment on assets held for sale	12,399	—
Changes in current assets and liabilities
Restricted cash	(27,695)	(39,425)
Accounts receivable	12,790	23,440
Inventories	(826)	14,965
Other current assets	(16,374)	17,861
Accounts payable	(2,060)	(30,985)
Accrued expenses	(25,173)	63,569
Changes in regulatory assets	4,151	3,377
Changes in regulatory liabilities	(26,640)	(15,252)
Other, net	(15,388)	16,296
Cash flows provided by (used in) continuing operations	(86,322)	106,784
Change in net assets of discontinued operations	(3,511)	(179,382)
Cash flows provided by (used in) operating activities	(89,833)	(72,598)

Investment Activities:
Property, plant and equipment additions	(31,826)	(39,605)
Proceeds from sale of assets	775	—
Purchase of investments	(42,648)	(12,641)
Proceeds from sale of investments	94,654	—
Acquisitions, net of cash received	—	(502,765)
Proceeds from sale of subsidiary	6,600	—
Cash flows provided by (used in) investing activities	27,555	(555,011)

Financing Activities:
Dividends on common and preferred stock	—	(17,492)
Minority interest on preferred securities of subsidiary trusts	(7,473)	(13,699)
Issuance of long-term debt	394,853	719,118
Issuance of preferred securities of subsidiary trusts	—	117,750
Repayment of long-term debt	(21,249)	(2,009)
Line of credit (repayments) borrowings, net	(255,000)	(132,000)
Financing costs	(24,918)	(34,194)
Proceeds from termination of hedge	—	7,878
Cash flows provided by financing activities	86,213	645,352

Increase (Decrease) in Cash and Cash Equivalents	23,935	17,743
Cash and Cash Equivalents, beginning of period	26,554	7,329
Cash and Cash Equivalents, end of period	$50,489	$25,072

	Three Months Ended June 30, 2003
	Electric	Natural Gas	Total Electric & Natural Gas	All Other	Total
Operating Revenues	$162,441	$70,991	$233,432	$2,097	$235,529
Cost of Sales	76,171	52,463	128,634	664	129,298
Gross Margin	86,270	18,528	104,798	1,433	106,231

Operating, general & administrative	47,855	14,137	61,992	13,066	75,058
Impairmant on assets held for sale	—	—	—	12,399	12,399
Depreciation	13,490	3,512	17,002	430	17,432
Operating Income (Loss)	$24,925	$879	25,804	(24,462)	1,342

Interest expense			(23,955)	(15,629)	(39,584)
Investment income and other			923	457	1,380
Income (loss) before taxes			2,772	(39,634)	(36,862)
Benefit (Provision) for taxes			(1,231)	767	(464)
Loss from continuing operations			$1,541	$(38,867)	$(37,326)
Total Assets			$1,696,258	$543,989	$2,240,247
Capital Expenditures			$16,721	$—	$16,721

	Three Months Ended June 30, 2002
	Electric	Natural Gas	Total Electric & Natural Gas	All Other	Total
Operating Revenues	$122,605	$53,179	$175,784	$1,657	$177,441
Cost of Sales	41,722	27,000	68,722	359	69,081
Gross Margin	80,883	26,179	107,062	1,298	108,360

Operating, general & administrative	46,633	15,116	61,749	2,344	64,093
Depreciation	13,119	3,119	16,238	398	16,636
Operating Income (Loss)	$21,131	$7,944	29,075	(1,444)	27,631

Interest expense			(23,061)	(5,312)	(28,373)
Investment income and other			842	(3,498)	(2,656)
Income (loss) before taxes			6,856	(10,254)	(3,398)
Benefit (Provision) for taxes			(2,146)	6,619	4,473
Loss from continuing operations			$4,710	$(3,635)	$1,075
Total Assets			$1,933,763	$187,991	$2,121,754
Capital Expenditures			$13,718	$12,303	$26,021

	Six Months Ended June 30, 2003
	Electric	Natural Gas	Total Electric & Natural Gas	All Other	Total
Operating Revenues	$330,649	$188,938	$519,587	$4,665	$524,252
Cost of Sales	153,326	129,749	283,075	1,382	284,457
Gross Margin	177,323	59,189	236,512	3,283	239,795

Operating, general & administrative	93,827	30,032	123,859	24,314	148,173
Impairmant on assets held for sale	—	—	—	12,399	12,399
Depreciation	27,075	6,918	33,993	862	34,855
Operating Income (Loss)	$56,421	$22,239	78,660	(34,292)	44,368

Interest expense			(50,107)	(31,074)	(81,181)
Investment income and other			988	167	1,155
Income (loss) before taxes			29,541	(65,199)	(35,658)
Benefit (Provision) for taxes			(14,312)	13,811	(501)
Loss from continuing operations			$15,229	$(51,388)	$(36,159)
Total Assets			$1,696,258	$543,989	$2,240,247
Capital Expenditures			$31,758	$68	$31,826

	Six Months Ended June 30, 2002
	Electric	Natural Gas	Total Electric & Natural Gas	All Other	Total
Operating Revenues	$219,718	$131,450	$351,168	$2,339	$353,507
Cost of Sales	75,072	74,963	150,035	363	150,398
Gross Margin	144,646	56,487	201,133	1,976	203,109

Operating, general & administrative	75,592	25,427	101,019	6,619	107,638
Depreciation	23,263	5,534	28,797	878	29,675
Operating Income (Loss)	$45,791	$25,526	71,317	(5,521)	65,796

Interest expense			(37,274)	(11,910)	(49,184)
Loss on debt extinguishment			—	(20,688)	(20,688)
Investment income and other			1,125	(3,102)	(1,977)
Income (loss) before taxes			35,168	(41,221)	(6,053)
Benefit (Provision) for taxes			(12,593)	18,374	5,781
Loss from continuing operations			$22,575	$(22,847)	$(272)
Total Assets			$1,933,763	$187,991	$2,121,754
Capital Expenditures			$24,011	$15,594	$39,605

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